Exhibit 4.42
Execution Copy
LETTER AMENDMENT
September 23, 2009
SINA CORPORATION
20/F Beijing Ideal International Plaza
No. 58 Northwest 4th Ring Road
Haidian District, Beijing, 100080
People’s Republic of China
Attention: Chair of the Audit Committee
Dear Mr. Tsao:
               Reference is made to (i) the Share Subscription Agreement, dated as of September 22, 2009 (the “Subscription Agreement”) between SINA CORPORATION, a Cayman Islands corporation (the “Company”), and NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED, a British Virgin Islands corporation (the “Purchaser”), and (ii) the Registration Rights Agreement (the “Registration Rights Agreement”, together with the Subscription Agreement, the “Transaction Agreements”), dated as of September 22, 2009, between the Company and the Purchaser.
               Pursuant to and in accordance with Section 8.08 of the Subscription Agreement and Section 12(c)(i) of the Registration Rights Agreement, the Purchaser and the Company hereby agree that the Transaction Agreements are amended as follows:
               All references to “September 22, 2009” in the Transaction Agreements shall be deleted in its entirety and be replaced with “September 21, 2009.”
               Except as specifically set forth above, the terms and conditions of the Transaction Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects.
               This letter amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
               This letter amendment may be executed in several counterparts, each of which shall be deemed an original, but such counterparts shall together constitute but one and the same instrument. This letter amendment may be executed and delivered in counterpart signature pages executed and delivered via electronic or facsimile transmission, and any such counterpart executed and delivered via electronic or facsimile transmission shall be deemed an original for all intents and purposes.

Very truly yours, NEW-WAVE INVESTMENT HOLDING COMPANY LIMITED
By:	/s/ Charles Chao
	Name:	CHARLES CHAO
	Title:	SOLE DIRECTOR

This letter amendment is hereby agreed and accepted as of the date first set forth above by: SINA CORPORATION
By:	/s/ Ter-Fung Tsao
	Name:	Ter-Fung Tsao
	Title:	Director